Exhibit 3.282

Limited liability company interests in Sheridan Emergency Physician Services of Georgia, LLC have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws and have been sold in reliance on exemptions from the registration requirements of such acts, including paragraph (13) of Code Section 10-5-9 of the Georgia Securities Act of 1973, and Section 4(2) of the Securities Act and may not be sold or transferred except in a transaction which is exempt under such acts or pursuant to an effective registration under such acts.

OPERATING AGREEMENT OF

SHERIDAN EMERGENCY PHYSICIAN SERVICES OF GEORGIA, LLC

This OPERATING AGREEMENT (the “Agreement”), effective as ‘of March 20, 2009, is by and between SHERIDAN EMERGENCY PHYSICIAN SERVICES OF GEORGIA, LLC, a Georgia limited liability company (the “Company”) and STEVEN GEVAS, M.D., an individual resident of the State of Florida, as the sole member of the Company for the purpose of organizing the Company.

WHEREAS, the Company was organized on March 20, 2009 by filing Articles of Organization with the Secretary of State of the State of Georgia under the provisions of the Georgia Limited Liability Company Act, as amended, modified or restated from time-to-time.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Member hereby agrees to conduct the business of the Company pursuant to the Act and to organize the Company’s operations in accordance with this Agreement.

ARTICLE I

ORGANIZATION AND DEFINITIONS

1.1 Organization; Name. The Company shall be a Manager managed organization. The name of the Company shall be “Sheridan Emergency Physician Services of Georgia, LLC.”

1.2 Principal Office; Registered Office and Agent. The principal office of the Company will be such location as may be determined from time-to-time by the Manager. The Company’s registered agent in Georgia shall be CT Corporation System, or such other Person as the Members may from time to time select. The initial registered office of the Company shall be located at 1201 Peachtree Street, NE, Atlanta, Georgia 30361.

1.3 Terms. The Company’s existence will continue perpetually unless it is sooner terminated by agreement of all of the Members.

1.4 Definitions. In addition to terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

1.4.1 “Act” shall mean the Georgia Limited Liability Company Act, O.C.G.A., Title 14, Chapter 11, as may be amended, modified, or restated from time to time.

1.4.2 “Affiliate” means with respect to a Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, the specified Person as used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

1.4.3 “Articles of Organization” means the Articles of Organization filed pursuant to the Act time.

1.4.4 “Code” shall mean the internal Revenue Code of 1986, as amended from time to time.

1.4.5 “Company” means “Sheridan Emergency Physician Services of Georgia, LLC,” a Georgia limited liability company.

1.4.6 “Covered Person” means a Member; any Affiliate of Member; any Manager, officers or Managers of the Company; any officers, Manager, members, partners, employees, representatives or agents of a Member or any Affiliate of a Member; or any employee or agent of the Company or its Affiliates.

1.4.8 “Fiscal Year” shall mean the Company’s fiscal year, which shall be the calendar year, and shall also be the Company’s taxable year under the Code.

1.4.9 “Interest” means a Person’s rights to receive distributions of the Company’s assets in accordance with the provisions of this Agreement and the Act, whether as a Member or an assignee of Member’s Interest. The Interest of a Member is represented by Units held by the Member.

1.4.10 “Majority Interest” means one or more Members holding more than fifty percent (50%) of the Units of the Company.

1.4.11 “Manager” or “Managers” means for all purposes, subject to the limitations set forth in Section 4.4 regarding Major Decisions the Managers (as defined below), Officers, and any other Person designated by the Managers or the Member(s) as a Manager. The initial Manager of the Company shall be Steven Gevas, M.D. In managing the business or affair of the Company, a Manager shall act in compliance with Section 14-11-305 of the Act.

1.4.12 “Member” means any Person named as a. member of the Company on Schedule A hereto, as the same may be amended from time-to-time, and includes any Person admitted as an additional Member or a substitute Member pursuant to the provisions of this Agreement “Members” means two (2) or more of such Persons when acting in their capacities as Members of the Company. For purposes of the Act, the Members shall constitute one (1) class or group of members.

1.4.13 “Officers” shall have the meaning set forth in Section 4.1 of this Agreement.

1.4.14 “Person” shall mean an individual, a corporation, partnership, trust, company, association or any other form of entity, and their permitted heirs, executors, administrators, legal representatives, successors, and assigns.

1.4.15 “Securities Act” means the Securities Act of 1933, as amended.

1.4.16 “Transfer” means any sale, transfer assignment, pledge, encumbrance, conveyance, liquidation, alienation or other disposal of an Interest.

1.4.17 “Treasury Regulations” shall me the permanent, temporary, proposed, or proposed and temporary regulations of the U.S. Department of the Treasury under the Code as such regulations may be lawfully changed from time to time.

1.4.18 “Units” mean evidence of ownership of the Interests in the Company. The number of Units initially held by the Members is set forth in Schedule A attach hereto.

ARTICLE II

PURPOSES AND BUSINESS OF THE COMPANY

2.1 Purposes of the Company. The Company has been formed for the purpose of carrying out any and all lawful activities for companies organized under the Act.

2.2 Authority of the Company. To carry out its purposes and business, the Company, consistent with and subject to the provisions of this Agreement, the Act and other applicable law, is empowered and authorized to do any and all acts and things incidental to, or necessary, appropriate, proper, applicable, or convenient for, the furtherance and accomplishment of its purposes.

ARTICLE III

THE MEMBER AND LIMITED LIABILITY

3.1 Member; Limited Liability. The sole Member of the Company is Steven Gevas, M.D. Said Member holds all of the Interests and Units in the Company. The Member shall not have any personal liability whatsoever in his capacity as a Member, whether to the Company, or to the creditors of the Company, for the debts, liabilities, contracts, or any other obligations of the Company, or for any losses of the Company.

3.2 Units. The number and class of Units issued to the Members shall be as set forth on Schedule A, as the same may be amended from time-to-time, and shall be issued at such time as the Managers have verified delivery of the Member’s capital contribution. The Interests in the Company will be divided into Units, with each Unit entitling the holder thereof generally, unless otherwise provided for herein, a right (i) to vote on matters requiring the approval of the Members; and (ii) to receive distributions, all of which shall be as specifically provided herein. Subject to the provisions governing the admission of Additional Members, the Members shall determine the total number of Units of the Company. In no event shall the total number of Units issued by the Company exceed One Thousand (1,000) Units. Each Unit shall be evidenced by a certificate.

ARTICLE IV

MANAGEMENT

4.1 Manager. The day-to-day business and affairs of the Company shall be managed under the direction of a Manager. The Manager is appointed by the Member who will supervise the activities of the Company. The Manager shall hold office until his or her successor shall have been elected and qualified or his or her earlier resignation or removal. The Manager need not be residents of the State of Georgia or Members of the Company. The sole Member designates each of the Manager as authorized representatives and Managers of the Company, within the meaning of the Act, to do and perform, or cause to be done and performed, all such acts, deeds and things and to make, execute and deliver, or cause to be made, executed and delivered, all such agreements, undertakings, documents, instruments or certificates in the name and on behalf of the Company or otherwise as deemed necessary or appropriate in furtherance of the ordinary course of business of the Company.

4.2 Officers. The Manager shall elect shall officers (individually, an “Officer,” or collectively the “Officers”) as deemed necessary for the efficient operation of the Company. The Company shall have a President, Secretary, and Treasurer as the Manager may determine from time to time. The Manager designates each of the Officers as authorized representatives of the Company, within the meaning of the Act, to: (i) execute, deliver and file the Articles of Organization of the Company (and any amendments and/or restatements) and any other documents (and any amendments and/or restatements) necessary for the Company to qualify to transact business in any jurisdiction in which the Company may wish to conduct business; and, (ii) do and perform, or cause to be done and performed, all such acts, deeds an things and to make, execute and deliver, or cause to be made, executed and delivered, all such agreements, undertakings, documents, instruments or certificates in the name and on behalf of the Company or otherwise as deemed necessary or appropriate in furtherance of the ordinary course of business of the Company.

The President of the Company shall be its chief executive officer and chief operating officer and shall manage the business and affairs of the Company subject to the direction of the Manager. The Secretary shall have custody of and maintain all of the corporate records of the Company, shall record the minutes of all meetings of the Officers and Managers, send out all notices of meetings and perform such other duties as are assigned to him by the President or the Managers. The Treasurer shall have custody of all corporate funds and financial records; shall keep, full and accurate accounts of receipts and disbursements and render accounts thereof and shall have such other duties as are assigned to him by the President or the Managers. The initial sole officer of the Company shall be: President/Secretary/Treasurer — Steven Gevas, M.D.

4.3 Officers’ Standard of Care. The Officers shall use their good faith efforts to implement or cause to be implemented all Major Decisions approved by the Members and the decisions of the Manager and to conduct or cause to be conducted the ordinary and usual business of the Company in accordance with and subject to the direction of the Manager. The President may, except as otherwise determined by the Manager, delegate in writing to other Officers, employees or agents of the Company matters for which the President may be responsible. The Officers shall be responsible for obtaining all licenses, permits and approvals necessary for the Company to operate its business.

4.4 Major Decisions. Neither the Officers nor Manager may, directly or indirectly, take any of the following actions (referred to as “Major Decisions”) on behalf of the Company without the approval of the Members:

4.4.1 create, incur, assume, refinance or otherwise become liable with respect to any obligation for borrowed money (including guarantees of the indebtedness or other obligations of any Person or Affiliate of the Company);

4.4.2 pledge, mortgage, hypothecate or otherwise encumber any of the Company’s assets (other than in the ordinary course of business);

4.4.3 sell or otherwise dispose of any portion of the business or assets of the Company, except in the ordinary course of business;

4.4.4 engage in any business combination, including any merger or consolidation, or sell all or substantially all of the assets or properties of the Company;

4.4.5 consent to or file for any bankruptcy, custodianship, receivership or trusteeship of the Company; or

4.4.6 consent to the dissolution of the Company.

4.5 Resignation. Any Manager or Officer of the Company may resign at any time by giving notice to the Members in the case of a Manager, and the Managers in the case of an Officer. The resignation of any Manager or Officer shall take effect upon receipt of written notice thereof or at such later time as shall be specified in such notice; unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. If any Manager resigns, the Members shall have the right to replace such Manager. If an Officer resigns the Managers shall have the right to replace such Officer.

ARTICLE V

MEETINGS

5.1 Annual Meeting. If required under the Act, an annual meeting of the Members shall be held each year on the second Tuesday in March or at such other time as shall be determined by the Members, for the transaction of such business as may come before the meeting Members may also agree to conduct such meetings by telephone conference.

5.2 Special Meetings. Special meetings of the Members, for any purpose or purposes unless otherwise prescribed by the Act, may be called by any Member. Members may also agree to conduct such meetings by telephone conference.

5.3 Voting Rights. The Members shall have voting rights in accordance with the number of Units held by the Members, with respect to all matters relating to the Company’s business, other than determining whether a quorum exists for the conduct of a meeting of Members.

5.4 Quorum. Fifty-one percent (51%) of the Units of the Company, represented in person or by proxy, shall constitute a quorum at only meeting of Members.

5.5 Manner of Acting. If a quorum is present, the affirmative vote of a Majority interest of the Members shall be the act of the Members.

5.6 Proxies. At all meetings of Members, a Member may vote in person or by written proxy or by a duly authorized attorney-in-fact.

5.7 Action by Members Without a Meeting. Action required or permitted by the Act to be taken at a meeting of the Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by the Members holding the requisite number of Units required to approve the action, and delivered to the Secretary of the Company for inclusion in the minutes or for filing with the Company’s records. Action taken under this Section is effective when Members holding the requisite number of Units have signed the consent unless the consent specifies a different effective date. Any Member who has not consented to the action shall receive a copy of the consent describing the actions taken within ten (10) days of the effective date of the consent.

ARTICLE VI

TAX AND ACCOUNTING MATTERS

6.1 Taxation as Company. The Company shall elect to be treated as a corporation for U.S. Federal Income Tax purposes pursuant to Treasury Regulation Section 301.7701-3.

6.2 Federal Tax Returns. The Treasurer shall cause the Company’s accountants to prepare, on a timely basis at the expense of the Company, for each Fiscal Year (or part thereof), federal tax returns incompliance with the provisions of the Code and any required state and local tax returns.

6.3 Accounting Method. For financial reporting purposes and for purposes of determining profits and losses, the books and records of the Company shall be kept in accordance with generally accepted accounting principles consistently applied and shall reflect all Company transactions and be appropriate and adequate for the Company’s business.

6.4 Distributions. All distributions to the Members shall be made prorata in accordance with the number of Units held by each Member.

ARTICLE VII

RESTRICTIONS ON TRANSFERABILITY

7.1 Transfers Prohibited. A Member may not Transfer all or any part of its, his or her Interest in the Company without the consent of Majority Interest of the Members, whether voluntary, involuntary, or by operation of law or otherwise.

7.2 Effect of Transfer. Except as otherwise herein specifically provided, any Transfer or purported Transfer of any interest in the Company shall be null and void. Each purchaser and any subsequent transferee of an Interest in the Company approved by the

Members, shall hold such Interest in the Company subject to all of the terms, conditions and provisions of this Agreement and shall make no further Transfer, whether by sale, gift, bequest, or otherwise, except as provided in this Agreement, and shall execute a counterpart to become subject to and bound by the terms of this Agreement.

ARTICLE VIII

LIABILITY, EXCULPATION AND INDEMNIFICATION

8.1 Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

8.2 Exculpation.

8.2.1 No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person on behalf of the Company in a manner he or she believes in good faith to be in the best interests of the Company and with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement.

8.2.2 A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements (including but not limited to financial statements and other financial data) presented to the Company or the Covered Person by any person engaged by the Company and who has been selected with reasonable care as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence.

8.2.3 Notwithstanding anything to the contrary in this Agreement, nothing herein shall eliminate or limit the liability of a Member or a Manager for (i) intentional misconduct or a knowing violation of law, or (ii) any transaction for which the person received a personal benefit in violation or breach of any provision of this Agreement.

8.3 Indemnification. To the fullest extent permitted by Section 14-11-306 of the Act and applicable law, subject to Section 8.2.3 of this Agreement, the company shall indemnify and hold harmless each Covered Person from and against any and all claims and demands whatsoever arising in connection with the Company incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person provided that (i) any such action was undertaken on behalf of the Company and in a manner such Covered Person reasonably believed in good faith to be in the best interests of the Company and with the care an ordinarily prudent person in a like position would exercise under similar circumstances, (ii) any such action was reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, and (iii) with respect to any criminal action or proceeding, such Covered Person had no knowledge or no reasonable cause to believe his action or omission was unlawful.

8.4 Expenses. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding may, from time to time, be advance by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified under the provisions of Section 8.3 hereof.

8.5 Insurance. The Company may purchase and maintain insurance, to the extent and in such amounts as the Members shall determine, against any liability that may be asserted or that may be incurred in connection with the activities of the Company.

8.6 Survival of Indemnity Provisions. Except as otherwise specifically provided herein, all of the indemnity provisions contained in this Agreement shall survive a Member’s, Manager’s and Officer’s ceasing to be a Member, Manager or Officer of the Company.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1 Notices. Any notice or communication to be given under the terms of this Agreement shall be in writing and shall be personally delivered or sent by facsimile, overnight delivery, or registered or certified mail, return receipt requested. Notice shall be effective upon receipt.

9.2 Application of Georgia Law. This Agreement shall be governed by the laws of the State of Georgia, without application of conflict of laws principles.

9.3 Waiver of Action of Partition. Each Member irrevocably waives during the term of the Company any right that he may have to maintain any action for partition with respect to the property of the Company.

9.4 Amendment. Except as otherwise provided within this Agreement or the Act, this Agreement or the Articles of Organization may only be amended by the written agreement of a Majority Interest of the Members.

9.5 Construction. Whenever the singular is used in this Agreement, when required by the context the same shall include the plural, and the masculine gender shall include the feminine and neuter genders and vice versa.

9.6 Headings. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

9.7 Severability. The provisions of this Agreement are severable. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid, illegal, or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

9.8 Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions, and agreements contained herein shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors, and assigns.

9.9 Third Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be constitute, to confer upon or give any Person other than the parties hereto, any rights or remedies, under or by reason of this Agreement, or result in their being deemed a third party beneficiary of this Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any Member.

9.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed, this Agreement under seal on the date first above written.

COMPANY SHERIDAN EMERGENCY PHYSICIAN SERVICES OF GEORGIA, LLC, a Georgia limited liability company

By:	/s/ Steven Gevas, M.D.
Steven Gevas, M.D., Manager

SOLE MEMBER:

	/s/ Steven Gevas, M.D.	(SEAL)
Steven Gevas, M.D.

OPERATING AGREEMENT OF

SHERIDAN EMERGENCY PHYSICIAN SERVICES OF GEORGIA, LLC

EXHIBIT A

MEMBERS

NAME/ADDRESS	NUMBER OF UNITS	PERCENTAGE INTEREST
Steven Gevas, M.D. 1613 North Harrison Parkway Suite 200 Sunrise, FL 33323	100	100%

Dated as of March 20, 2009